Exhibit 10.2

Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, NY 10166-0193 Tel 212.351.4000 www.gibsondunn.com

Matt J. Williams Direct: +1 212.351.2322 Fax: +1 212.351.5232 MJWilliams@gibsondunn.com Client: 98520-00018

April 18, 2017

VIA ELECTRONIC MAIL

Harold S. Novikoff

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Re:	GUC Trust Payments on Account of Avoidance Action Defense Costs

Dear Hal:

Reference is made to (i) the Second Amended Joint Chapter 11 Plan of Motors Liquidation Company et al., f/k/a General Motors Corp., et al. (“Plan”), (ii) the order confirming the Plan (“Confirmation Order”), (iii) the Second Amended and Restated Motors Liquidation Company GUC Trust Agreement (“GUC Trust Agreement”), and (iv) the Final Order Pursuant to Code Sections 105(a), 361, 362, 363, 364 and 507 and Bankruptcy Rules 2002, 4001 and 6004 (A) Approving a DIP Credit Facility and Authorizing the Debtors to Obtain Post-Petition Financing Pursuant Thereto, (B) Granting Related Liens and Super-Priority Status, (C) Authorizing the Use of Cash Collateral and (D) Granting Adequate Protection to Certain Pre-Petition Secured Parties (the “DIP Order”).1 This firm represents Wilmington Trust Company in its capacity as GUC Trust Administrator and we understand that you represent JPMorgan Chase Bank, N.A. as agent (“Agent”), in the Term Loan Avoidance Action.

Paragraph 19(c) of the DIP Order provides that the Debtors shall, subject to certain limitations and procedures, pay the reasonable fees and expenses incurred by the Agent in “responding to [a Committee] investigation or in defending any challenge to such liens or [the Agent’s] ability to retain any Payment” (“Reimbursable Defense Payments”). Pursuant to the statements made on the record at the hearing related to confirmation of the Plan, the Debtors’ obligation to make the Reimbursable Defense Payments were assumed by the GUC Trust following the dissolution of the Debtors. Pursuant to paragraph 45 of the Confirmation Order, the DIP Lenders and the GUC Trust Administrator expressly reserved the right to request disgorgement of the Reimbursable Defense Payments “in the event a Final Order is

[1]	Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Plan or GUC Trust Agreement, as applicable.

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Harold S. Novikoff

<April 18, 2017>

entered against JPMorgan in the Term Loan Avoidance Action.” As potential Allowed Administrative Expenses, Reimbursable Defense Payments are to be made first from the Residual Wind-Down Assets, and, if the Residual Wind-Down Assets are depleted, from Excess GUC Trust Distributable Assets. There is currently $11,710,237.20 in cash held by the GUC Trust as Residual Wind-Down Assets, of which $899,237.98 has been allocated to claims unrelated to the Term Loan Avoidance Action.

The Term Loan Avoidance Action is ongoing. Accordingly, from time to time, the Agent has submitted invoices to the GUC Trust Administrator on account of Reimbursable Defense Payments, and the GUC Trust Administrator has, after reviewing such invoices, made payments from the Residual Wind-Down Assets on account thereof.

To date, the GUC Trust Administrator has not made Reimbursable Defense Payments for the months of December 2016, January 2017, February 2017 or any period thereafter. The aggregate amount of the invoices submitted for December 2016, January 2017, and February 2017 is $6,605,448.96.

By signing the below, the GUC Trust Administrator agrees that the GUC Trust Administrator will promptly (and in no event later than 5 business days from the full execution of this letter agreement) pay to the respective firms that submitted the unpaid invoices referred to above the sum of $6,605,448.96 on account of Reimbursable Defense Payments accrued during the months of December 2016 through February 2017. In addition, the GUC Trust Administrator agrees that the GUC Trust Administrator will timely pay the Reimbursable Defense Payments on a going forward basis for any Reimbursable Defense Payments accrued during a time period after February 2017, up to $4,200,000 in the aggregate (the “Reimbursable Defense Payment Cap”).

By signing below, the Agent agrees that, until the Trigger Date (as defined below), the GUC Trust and the GUC Trust Administrator shall have no obligation to make Reimbursable Defense Payments in excess of the Reimbursable Defense Payment Cap. The “Trigger Date” is the earliest to occur of the date on which (a) the Bankruptcy Court (or an appellate court of competent jurisdiction) enters a final, unstayed, non-appealable order that (i) resolves the Term Loan Avoidance Action in full, and (ii) contains a determination to the effect that value of the collateral in which the Term Lenders had an enforceable security interest to secure the Term Loan exceeded the amount of the postpetition payment of fees, principal and interest on the Term Loan pursuant to the DIP Order, (b) the Term Loan Avoidance Action is otherwise fully and finally resolved, either judicially (by a final, unstayed, non-appealable order of a court of competent jurisdiction), or by a settlement agreement, to which the GUC Trust Administrator is a party, that has become effective in accordance with its terms, and in either case in a manner reasonably consistent with a determination, agreement or finding to

Harold S. Novikoff

<April 18, 2017>

the same effect, or (c) the Term Loan Avoidance Action is fully and finally resolved by a settlement agreement, to which the GUC Trust Administrator is a party, providing for payment of Reimbursable Defense Payments that has become effective in accordance with its terms. The GUC Trust Administrator agrees that following the occurrence of the Trigger Date, it shall promptly pay (or reimburse the Agent in respect of), upon submission of invoices therefor, any Reimbursable Defense Payments that it has not theretofore paid. For the avoidance of doubt, the GUC Trust Administrator shall, if the Residual Wind-Down Assets are exhausted, cause the amounts required for such Reimbursable Defense Payments to be funded from amounts that would otherwise be distributable to beneficiaries of the GUC Trust.

Nothing herein is intended to be, nor shall be construed to be, a waiver of any reservation of rights contained in paragraph 45 of the Confirmation Order by which the DIP Lenders and the GUC Trust Administrator may seek to challenge payment or request disgorgement of professional fees paid to the Agent, or any related defenses of the Agent with respect to such challenge or request for disgorgement.

By signing below, each of Gibson, Dunn & Crutcher, LLP and Wachtell, Lipton, Rosen & Katz represent that they have the requisite authority to bind the GUC Trust Administrator and the Agent, respectively, to the terms set forth herein.

Sincerely,

/s/ Matthew J. Williams
Matthew J. Williams
Gibson, Dunn & Crutcher LLP on behalf of the Motors Liquidation Company GUC Trust Administrator

ACCEPTED AND AGREED

/s/ Harold S. Novikoff
Harold S. Novikoff, Esq.
Wachtell, Lipton, Rosen & Katz on behalf of JPMorgan Chase Bank, N.A. as Agent